SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                    FORM 8-K



                Current Report Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934


                Date of Report (Date of earliest event reported):
                                  May, 11, 2005



                              ALPHA SPACECOM, INC.
                              --------------------
        (Exact name of small business issuer as specified in its charter)



          Colorado                    0-13628                  13-3183646
          --------                    -------                  ----------
State or other jurisdiction    Commission File Number     (IRS Employer ID No.)
    of incorporation)


                           Room 710, Zhou Ji Building
                                No. 16 Ande Road
                               Dongcheng District
                              Beijing 100011, China
                              ---------------------
                    (Address of principal executive offices)



                                011-852-2602-3761
                                -----------------
                           (Issuer's Telephone Number)

Item 8.01  Other Events

     On May 11, 2005, the Colorado District Court entered an additional order denying the relief requested by the plaintiffs and confirming the findings and orders in the March 18, 2005 ruling. The Judge further ordered that all our agents, including our transfer agent, must cooperate to assist us in holding the special shareholder meeting requested by Mr. Xuedong Hu. A copy of that order is included as an exhibit to this Form 8-K. The original lawsuit was filed in the District Court for the City and County of Denver, Colorado, on approximately November 29, 2004, on behalf of us by two of Alpha's then directors, Fung Sien and Brian Brick and by Tridon Trust, a shareholder of the Company. As a result of the Court's March 18 ruling, Mr. Hu retains his position as our Chief Executive Officer and Mr. Wang as a director. Mr. Fung T. Sien had previously unlawfully been appointed Chief Executive Officer, Chairman of the Board, and President after the attempted removal of Mr. Hu. With the Court's ruling, the board meeting appointing Mr. Sien to those positions was deemed not valid. Mr Brian Brick resigned as a director in February 2005. Our current board is composed of Mr. Hu, Jian Wang and Fung T. Sien. Tridon Trust filed a voluntary notice of dismissal of the claims filed in November 2004 on March 25 and later, a request for relief from the March 18 order. As a result of the May 11 order, the request for relief was denied and we will work with our transfer agent, Computershare Trust Company, Inc., on dissemination of proxies for the special shareholder meeting requested by Mr. Hu and granted by the Court. Investors should be cautioned about relying upon the contents of unauthorized press releases on the www.alphaspacecom.com website and those generated from news agencies other than PR Newswire. Messrs. Hu and Wang and ASC have also asked the Court to find certain persons in contempt for failing to follow the March 18, 2005 order. This request has not yet been ruled upon by the Court.

     Also, on May 3, 2005, Tridon Trust filed a suit in the federal district court located in Los Angeles, California, entitled Tridon Trust v. Xuedong Hu, Alpha Sky Investment Limited, Alpha Spacecom Company Limited, and Does 1-10. Tridon Trust is a shareholder of our Company, and Alpha Spacecom Company Limited is a subsidiary of our Company as a result of the prior Share Exchange Agreement of December 9, 2001. The suit seeks damages based upon alleged fraud and misrepresentations leading up to the Share Exchange Agreement closing. The suit also seeks to rescind the Share Exchange Agreement.

     On the date filed, Tridon Trust also asked the court to enter temporary injunctive relief requiring that Xuedong Hu provide another representative of Alpha Spacecom, Inc. with the current SEC codes necessary to file documents through the Edgar system. The judge denied Tridon's request on May 3, 2005. The balance of the case remains pending. Alpha Spacecom Company Limited has not been served with the suit, nor have we retained counsel to represent the subsidiary at this time.

     Also, on May 18, 2005, we filed a request for a hearing with the NASD on the matter of our potential ineligibility for quotation on the OTCBB. We have encountered difficulties with the ability of our auditors to complete their annual audit, due primarily to a management dispute that resulted in the legal actions in Colorado and California. Our Form 10-KSB for our fiscal year ended December 31, 2005 has been completed, subject to our auditors receipt of their own opinion of counsel related to the management dispute issue. Upon release of our final audit, we expect to immediately thereafter file this report.

Item 9.01 Financial Statements and Exhibits

Exhibit No.    Description
-----------    -----------

99.2 Copy of Order of The Honorable Joseph E. Meyer, III, District Court Judge for the District Court for the City and County of Denver, Colorado

                                   SIGNATURES

     Pursuant to the requirements of Section 12 of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

                                         ALPHA SPACECOM, INC.
                                         (Registrant)
Dated: May 19, 2005

                                       By: Xuedong Hu
                                          -------------------------------------
                                          Xuedong Hu, Chief Executive Officer